As filed with the Securities and Exchange Commission on September 20, 2011

Registration No. 333-166986

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0450326
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

429 Post Road, Buchanan, Michigan 49107

(Address of Principal Executive Offices)

AMENDED AND RESTATED 2001 STOCK OPTION PLAN

(Full title of the plan)

John D. Welch

Chief Financial Officer

XPO Logistics, Inc.

429 Post Road, Buchanan, Michigan 49107

(Name and address of agent for service)

(269) 695-2700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-166986) filed by XPO Logistics, Inc. (the “Company”) on May 20, 2010, is filed in order to deregister securities remaining under such registration statement.

On May 20, 2010, the Company filed a registration statement on Form S-8 (File No. 333-166986) to register an aggregate of 5,600,000 shares of common stock issuable under the Amended and Restated 2001 Stock Option Plan (the “Prior Plan”). On September 1, 2011 (the “Approval Date”), the Company’s stockholders approved the adoption of the 2011 Omnibus Incentive Compensation Plan (the “New Plan”) that replaced and superseded the Prior Plan. The New Plan provides, among other things, that any shares of common stock with respect to awards granted under the Prior Plan that are outstanding on the Approval Date and are forfeited on or after the Approval Date will become available for issuance under the New Plan (such shares, the “Outstanding Option Shares”); provided, however, such forfeited Outstanding Option Shares will only become available to be delivered pursuant to stock options granted under the New Plan. In addition, any shares of the Company’s common stock that are withheld by the Company in payment of the exercise price of an award granted under the New Plan or an option under the Prior Plan or any taxes required to be withheld in respect of such an award or option will again become available for issuance under the New Plan. Furthermore, as of the Approval Date, no future awards will be made under the Prior Plan and, therefore, the shares of common stock that were available for grant under the Prior Plan as of the Approval Date but were not subject to outstanding awards as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the Prior Plan but instead will be available for awards under the New Plan. As of the date of this Post-Effective Amendment No. 1, there was an aggregate of 816,938 Outstanding Option Shares and an aggregate of 339,622 Remaining Shares (all such shares are collectively referred to as the “Carried Forward Shares”). The number of Outstanding Option Shares and the number of Remaining Shares have each been adjusted to reflect the 4-for-1 reverse stock split of the shares of the Company’s common stock that occurred on September 2, 2011.

This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares. The Company is concurrently filing a separate registration statement on Form S-8 to reflect that the Outstanding Option Shares may be issued under either the Prior Plan or the New Plan and to carry over the filing fees for Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Option Shares may be issued under either the Prior Plan or the New Plan, and (ii) to carry over the registration fees paid for all the Carried Forward Shares from the registration statement on Form S-8 (File No. 333-166986), filed for the Prior Plan, to the registration statement on Form S-8 filed for the Prior Plan and the New Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buchanan, State of Michigan, on this September 20, 2011.

XPO LOGISTICS, INC.,

By	/s/ John D. Welch
	Name:	John D. Welch
	Title:	Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of XPO Logistics, Inc., do hereby constitute and appoint Bradley S. Jacobs, John D. Welch and Troy Cooper, or any of them, our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm that all said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley S. Jacobs	Chief Executive Officer (Principal Executive Officer), Chairman of the Board of Directors and Director	September 20, 2011
Name: Bradley S. Jacobs

/s/ John D. Welch	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 20, 2011
Name: John D. Welch

/s/ G. Chris Andersen	Director	September 20, 2011
Name: G. Chris Andersen

/s/ Michael G. Jesselson	Director	September 20, 2011
Name: Michael G. Jesselson

/s/ Adrian P. Kingshott	Director	September 20, 2011
Name: Adrian P. Kingshott

/s/ James J. Martell	Director	September 20, 2011
Name: James J. Martell

/s/ Jason D. Papastavrou	Director	September 20, 2011
Name: Jason D. Papastavrou

/s/ Oren G. Shaffer	Director	September 20, 2011
Name: Oren G. Shaffer